EXECUTION VERSION

Exhibit 4.6

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO AMYLIN THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED UNDER THE SECURITIES ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

AMYLIN PHARMACEUTICALS, INC.

SECURED PROMISSORY NOTE

$1,200,000,000.00	November 7, 2011

Amylin Pharmaceuticals, Inc., a Delaware corporation (“Amylin”), promises to pay to the order of Eli Lilly and Company, an Indiana corporation (“Lilly”), the principal sum of ONE BILLION TWO HUNDRED MILLION DOLLARS ($1,200,000,000) (the “Principal Amount”), plus the Interest Amount (as defined below) from time to time accrued and unpaid thereon (the Interest Amount, together with the Principal Amount and any other amounts payable by Amylin to Lilly under this Secured Promissory Note (this “Note”) pursuant to Section 2.4(b), as the foregoing amounts are subject to reductions pursuant to Sections 2.2 and 2.5, collectively, the “Obligations”), subject to and in accordance with the provisions of this Note. This instrument is the “Note” referred to as Exhibit B and as defined in the Settlement and Termination Agreement (as defined below).

During the Term (as defined below), interest on the Obligations (other than obligations in respect of amounts payable by Amylin to Lilly under this Note or any of the other Note Documents pursuant to Section 2.4(b)) from time to time outstanding (the “Interest Amount”) shall accrue and compound as follows: (a) on December 31, 2011, with respect to the period commencing on December 1, 2011 through and including December 31, 2011, interest shall accrue on the Principal Amount in an amount equal to 0.75915343% of the Principal Amount outstanding on December 31, 2011 and such accrued Interest Amount shall be added to the then outstanding principal balance of the Obligations on such date; and (b) on the last day of each Calendar Quarter (as defined below) thereafter (commencing with the Calendar Quarter ending March 31, 2012), interest on the Obligations (other than obligations in respect of amounts payable by Amylin to Lilly under this Note or any of the other Note Documents pursuant to Section 2.4(b)) shall accrue and compound in an amount equal to two and two hundred ninety-five thousands percent (2.295%) of such Obligations outstanding on such last day of such Calendar Quarter and such accrued Interest Amount shall be added to the then outstanding principal balance of the Obligations on such date; provided, that the interest payable hereunder shall be subject to reduction and reinstatement pursuant to and in accordance with Section 4.6 of the Settlement and Termination Agreement and past due amounts shall incur interest at the default rate set forth in Section 2.3(c). For the avoidance of doubt, any Interest Amount shall not be paid in cash but shall instead be added to the then outstanding balance of the Obligations and shall itself bear interest in accordance with the terms hereof.

The Obligations shall be guaranteed in accordance with Section 6.4 and secured pursuant to the Security Documents (as defined below). Reference is hereby made to the Note Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of Lilly in respect thereof.

Subject to Section 2.5, all unpaid Obligations shall be due and payable on the earlier of: (a) December 31, 2036 (the “Maturity Date”) or (b) following an Event of Default (as defined below), the date on which such amounts are declared by Lilly to be or automatically become due and payable pursuant to Section 8.1(a). Subject to Section 2.5, all Obligations remaining unpaid on the Maturity Date shall be paid in full on the Maturity Date.

In addition to the foregoing, the following is a statement of the rights and obligations of the Parties hereunder, and to which the Parties agree (intending to be legally bound hereby):

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1.     Definitions. In this Note, the following terms shall have the following meanings:

“Affiliate” means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” mean (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise; or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.

“Amylin Parties” means Amylin and, if any shall from time to time exist, the Guarantors.

“Amylin Patents” has the meaning set forth in the Security Agreement.

“Business Day” means any day, other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Byetta Agreements” has the meaning set forth in the Security Agreement.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Collateral” has the meaning set forth in the Security Agreement.

“Copyrights” has the meaning set forth in the Security Agreement.

“Effective Date” means the date of this Note.

“Event of Default” means only those conditions or events listed in Section 7.1 of this Note.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state or other political subdivision, or supranational body, domestic or foreign.

“Grantor” has the meaning set forth in the Security Agreement.

“Guarantee Agreement” shall mean each guarantee agreement entered into by any Guarantor in favor of Lilly pursuant to Section 6.4, substantially in the form attached hereto as Exhibit A, as the same may be amended, modified, supplemented or restated from time to time.

“Guarantors” means each Affiliate of Amylin that is required to and has guaranteed the Obligations pursuant to Section 6.4.

“License Agreements” has the meaning set forth in the Security Agreement.

“Liens” has the meaning set forth in the Security Agreement.

“Mandatory Payments” shall mean payments that Amylin is required to make pursuant to Sections 4.4(a) and 4.4(b) of the Settlement and Termination Agreement, subject to the terms and conditions set forth in Article IV of the Settlement and Termination Agreement (which payments, for clarity, may be subject to reduction or termination in accordance with the provisions of Section 4.5 and 4.6 of the Settlement and Termination Agreement).

“Material Adverse Effect” means a material adverse effect upon: (a) the ability of Amylin to perform its payment obligations under the Note Documents, or (b) the ability of Lilly to enforce the Obligations.

“Monetization” shall have the meaning set forth in the Settlement and Termination Agreement.

“Note Documents” means collectively, this Note, the Guarantee Agreements, and the Security Documents, as such documents may be amended, modified, supplemented or restated from time to time. For clarity, the Note Documents do not include the Settlement and Termination Agreement.

“Other Default” means (i) any failure by any Amylin Party or any Grantor to perform or observe any material covenant or material agreement contained in this Note or any other Note Document and, to the extent capable of cure, such failure continues for thirty (30) days after the date on which Lilly gives Amylin notice thereof (if not capable of cure, the Other Default shall occur immediately upon the failure) or (ii) any representation or warranty made by any Amylin Party or Grantor in this Note or any other Note Document shall fail to be true and correct in any material respect when made. Notwithstanding anything to the contrary, Other Defaults shall exclude all Events of Default.

“Other Material Indebtedness” means any indebtedness (including guarantees) of Amylin for borrowed money other than the Obligations, to the extent the aggregate amount outstanding, together with all unfunded amounts committed in connection therewith, exceeds $30,000,000.

“Patent” has the meaning set forth in the Security Agreement.

“Parties” means, collectively, Amylin and Lilly, each a “Party”.

“Permitted Liens” has the meaning set forth in the Security Agreement.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority or any other entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, executed by Amylin and any other Amylin Parties party thereto in favor of Lilly, as the same may be supplemented by any joinder thereto pursuant to Section 6.4, as the same may be amended, modified, supplemented or restated from time to time.

“Security Documents” means collectively, the Security Agreement, any patent security agreements, copyright security agreements, trademark security agreements, other security agreements and similar agreements delivered to Lilly pursuant to or in connection with this Note or the Security Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Settlement and Termination Agreement” means that certain Settlement and Termination Agreement, dated as of the Effective Date, by and between Amylin and Lilly, as the same may be amended, modified, supplemented or restated from time to time.

“Specified Collateral” means, collectively:

(a)    all Amylin Patents as of the Effective Date (with the exception of the jointly owned Patents identified on Schedule 4.3(C) of the Security Agreement);

(b)    all Trademarks set forth on Schedule 4.3(E) of the Security Agreement as of the Effective Date; and

(c)    all US Regulatory Approvals (as defined in the Security Agreement) existing as of the Effective Date from the United States Food and Drug Administration for any Product (as defined in the Security Agreement).

“Term” means the period from the Effective Date until the earliest of (i) the date on which all outstanding Obligations have been repaid in full, (ii) the Maturity Date and (iii) the date on which this Note is otherwise terminated in accordance with Section 2.5 hereof.

“Total Revenue Sharing Obligation” has the meaning set forth in the Settlement and Termination Agreement.

“Trademark” has the meaning set forth in the Security Agreement.

“Transfer Trigger Event” has the meaning set forth in the Settlement and Termination Agreement.

“UCC” has the meaning set forth in the Security Agreement.

“United States” or “US” shall mean the United States of America, including its territories and possessions.

1.2     Accounting Terms. All accounting terms not specifically defined in this Note shall be determined and construed in accordance with GAAP. References to “Dollars” or “$” shall mean the legal tender of the United States.

1.3     Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

1.4     Elements of this Note. When a reference is made in this Note to the Articles, Sections, Exhibits or Schedules, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Note, unless otherwise indicated.

1.5     Interpretation. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as

“without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

PAYMENTS

2.1     Optional Prepayments. Amylin may at any time from time to time prepay the outstanding Obligations, in whole or in part, without premium or penalty.

2.2     Mandatory Payments. Amylin shall make all Mandatory Payments when and as required pursuant to Article IV of the Settlement and Termination Agreement. Such Mandatory Payments, to the extent paid, shall be applied to reduce the amount of the outstanding Obligations.

2.3     Payment Procedures; Late Payment Charges.

(a)     Manner of Payment. All payments to be made by Amylin under this Note shall be made in US Dollars and shall be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by Lilly. Each payment shall reference this Note and identify the obligation under this Note that the payment is to satisfy.

(b)     Exchange Rate. Amylin shall use its then current standard procedures and methodology, including its then current standard exchange rate methodology, for the translation of foreign currency amounts into US Dollars.

(c)     Default Rate. All past due Obligations (including any past due Mandatory Payments) owed by Amylin to Lilly under this Note shall bear interest at a rate equal to thirteen and a half percent (13.5%) per annum. Notwithstanding anything to the contrary herein, in no event shall any interest rate payable hereunder exceed the maximum legal annual interest rate.

(d)     No Set-Off. Except as expressly otherwise contemplated by the terms of this Note or the other Note Documents, neither Party shall have any right to offset against any amounts otherwise payable by such Party to the other Party under this Note or the other Note Documents, to satisfy any amounts by which the first Party may be entitled to pursuant to this Note or such other Note Documents.

2.4     Other Payment Terms.

(a)     Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Amylin under or pursuant to this Note or under any other Note Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day.

(b) Collection Costs. Amylin shall reimburse Lilly for the reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Lilly’s agents and counsel) of any sale, collection or enforcement efforts, or other realization on the Collateral incurred by Lilly in connection with the exercise of any right or remedy against any Amylin Party under the Note Documents (including the enforcement by Lilly of its rights in any bankruptcy or insolvency proceeding), all in accordance with the terms hereof or thereof; provided that in the event of a good faith dispute of any such costs and expenses due pursuant to this Section 2.4(b), any disputed amounts shall not be deemed to be due hereunder until forty-five (45) days after final resolution of a dispute.

(c) Audit. In connection with the exercise by Lilly of its audit rights pursuant to and subject to the terms set forth in Section 4.9 (Lilly Audit Rights) of the Settlement and Termination Agreement, if (i) any report issued pursuant to such Section 4.9 indicates that Amylin has underpaid and such report is not disputed; or (ii) following final resolution of a dispute, it is determined that Amylin has underpaid, in either case ((i) or (ii)), Amylin shall remit to Lilly within forty-five (45) days after receipt of such report or final resolution of the dispute, as applicable, the amount of such underpayment with interest thereon in accordance with Section 2.3(c). Notwithstanding anything to the contrary in any Note Document or in the Settlement and Termination Agreement (except with respect to the computation of interest pursuant to Section 2.3(c) which shall accrue from the date the payment was originally due, irrespective of this sentence), any such underpaid amounts that are not disputed or such amounts as are determined to have been underpaid following final resolution of a dispute pursuant to the terms of Section 4.9 of the Settlement and Termination Agreement shall not be deemed to be due hereunder until forty-five (45) days after receipt of such report or final resolution of the dispute.

2.5 Termination of Note; Reduction of Obligations. This Note and the other Note Documents shall automatically terminate and be of no further force or effect (and for the avoidance of doubt, the Obligations shall be deemed to be fully discharged) upon the earlier of the payment in full of the Obligations and the termination of Amylin’s obligations under Section 4.3 and 4.4 of the Settlement and Termination Agreement pursuant to (and only pursuant to) the provisions of Section 4.5 or Section 4.6 of the Settlement and Termination Agreement. In addition, the Obligations (i) shall be reduced in a proportional amount of any reduction of Total Revenue Sharing Obligation pursuant to Section 4.6(b) of the Settlement and Termination Agreement, and (ii) shall be reinstated in a proportional amount of any reinstatement of Total Revenue Sharing Obligation pursuant to Section 4.6 of the Settlement and Termination Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Amylin shall provide to Lilly, on the Effective Date: (a) this Note, duly authorized, executed and delivered by Amylin, (b) the Security Agreement, duly authorized, executed and delivered by Amylin and Amylin Ohio LLC, (c) a written opinion of Amylin’s counsel, addressed to Lilly, in form and substance reasonably acceptable to Lilly, with respect to the enforceability of the Note Documents and the validity and perfection of the security interest in the Collateral, (d) a Guarantee Agreement duly authorized, executed and delivered by Amylin Ohio LLC and (e) a patent security agreement, trademark security agreement and copyright security agreement, each substantially in the form attached as exhibits to the Security Agreement, duly authorized, executed and delivered by Amylin.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMYLIN

Amylin hereby represents and warrants to Lilly as of the Effective Date that:

4.1     Organization, Good Standing and Qualification. Each Amylin Party is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other organizational power and authority to carry on its business. Each Amylin Party is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (to the extent the concept of good standing is applicable to such Amylin Party under the laws of such jurisdiction), except to the extent that failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

4.2     Authorization; Due Execution. Each Amylin Party has the requisite corporate or other organizational power and authority to enter into each of the Note Documents to which it is a party and to perform its obligations under the terms of each of the Note Documents to which it is a party. All corporate or other organizational action on the part of each Amylin Party, its respective officers, directors, stockholders, managers or members, as applicable, necessary for the authorization, execution, delivery and performance of each of the Note Documents to which such Amylin Party is a party has been taken. Each of the Note Documents has been duly authorized, executed and delivered by each Amylin Party party thereto and, upon due execution and delivery by Lilly of the Note Documents to which it is a party, each of the Note Documents will be a valid and binding agreement of each Amylin Party party thereto, enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

4.3     No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any Other Material Indebtedness that would reasonably be expected to have a material adverse effect upon any Amylin Party’s ability to perform its obligations under any of the Note Documents to which such Amylin Party is a party or the validity or enforceability of, or Lilly’s rights and remedies under, this Note or any of the other Note Documents.

4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of any Amylin Party is required in connection with the consummation of the transactions contemplated by the Note Documents to which such Amylin Party is a party, except for (a) approvals, consents, qualifications, designations, or filings previously made, obtained, given or taken by such Amylin Party, (b) filings and recordings necessary to perfect and continue the Liens on the Collateral granted by the Grantors in favor of Lilly and (c) recording of the transfer of registrations and applications for Copyrights, Patents and Trademarks (each, term as defined in the Security Agreement) upon foreclosure.

4.5     No Conflict. Each Amylin Party’s execution, delivery and performance of each of the Note Documents to which such Amylin Party is a party do not violate any provision of such Amylin Party’s Certificate of Incorporation, Certificate of Formation Bylaws or Limited Liability Company Agreement, as applicable, each as amended as of the Effective Date (copies of which have been filed with Amylin’s SEC filings, in the case of Amylin, or provided to Lilly on the Effective Date in the case of Amylin Ohio LLC), any material agreement to which such Amylin Party is a party or by which it is bound, any provision of any order, writ, judgment, injunction, decree, determination or award to which such Amylin Party is a party or by which it is bound, or, to Amylin’s knowledge, any law, rule or regulation currently in effect having applicability to any Amylin Party, in each case to the extent such violation could reasonably be expected to result in a Material Adverse Effect.

4.6     Payment of Taxes. Each Amylin Party has filed all tax returns which were required to be filed by it prior to and as of the date of this Note. Each Amylin Party has paid all taxes and assessments which to Amylin’s knowledge are payable by it, to the extent that the same have become due and payable and before they became delinquent, except for any taxes or assessments that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted. No Amylin Party has been informed in writing of any proposed material tax assessment against it or any of its properties for which adequate provision has not been made on its books.

4.7     Collateral. The Amylin Parties (and none of their other Affiliates) own all Specified Collateral, and Amylin is the contractual counterparty to the supplier under all of the Byetta Agreements described in clauses (i) through (v) of the definition of Byetta Agreements, in each case with respect to Specified Collateral and such Byetta Agreements, subject to Permitted Liens, and to the knowledge of Amylin, each of such Byetta Agreements is a valid and binding obligation of Amylin and of the counterparty to each of such Byetta Agreements.

4.8     Survival. All representations and warranties made by any Amylin Party under or in connection with any of the Note Documents shall survive the Effective Date, notwithstanding any investigation made by Lilly or on Lilly’s behalf.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LILLY

Lilly hereby represents and warrants to Amylin as of the Effective Date that:

5.1     Authorization; Due Execution. Lilly has the requisite corporate power and authority to enter into this Note and the other Note Documents to which it is a party and to perform its obligations under the terms of this Note and such Note Documents. All corporate action on the part of Lilly, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Note and the Note Documents to which it is a party have been taken. This Note and each other Note Document to which Lilly is a party has been duly authorized, executed and delivered by Lilly, and, upon due execution and delivery by Amylin, this Note and each such other Note Document will be a valid and binding agreement of Lilly, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

5.2     Purchase Entirely for Own Account. This Note is given to Lilly in reliance upon Lilly’s representation to Amylin, which by Lilly’s execution of this Note it hereby confirms, that this Note will be acquired for investment for Lilly’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lilly has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, Lilly further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any other Person other than its Affiliates, with respect to this Note.

5.3     Disclosure of Information. Lilly has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Note. Lilly further represents that it has had an opportunity to ask questions and receive answers from Amylin regarding the terms and conditions of the offering of the Note.

5.4     Investment Experience. Lilly is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. Lilly also represents it has not been organized solely for the purpose of acquiring this Note.

5.5     Accredited Investor. Lilly is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

5.6     Restricted Securities. Lilly understands that (a) this Note has not been registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that Lilly must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; and (b) Amylin will instruct any transfer agent not to register the transfer of this Note (or any portion thereof) unless the conditions specified in the legend set forth on the first page of this Note are satisfied, until such time as a transfer is made in compliance with the Securities Act and this Note.

ARTICLE VI

COVENANTS

Amylin covenants and agrees that, during the Term, it will:

6.1     Governmental and Other Approvals. Apply for, obtain and maintain in effect, as applicable, or cause to be applied for, obtained and maintained in effect, all material authorizations, consents, approvals, governmental or regulatory licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by any Amylin Party of the Note Documents to which such Amylin Party is a party and the transactions consummated or to be consummated hereunder or thereunder.

6.2     Compliance with Laws. Comply, and cause each other Amylin Party to comply, in all material respects with all laws, rules and regulations applicable to any Amylin Party, except where failure to comply with any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

6.3     Payment of Taxes. Pay and discharge, or cause to be paid and discharged, (a) all taxes, assessments and governmental charges or levies imposed upon any Amylin Party or its income or property prior to the date on which penalties attach thereto and (b) all lawful claims and debts which, if unpaid, are reasonably anticipated to become a lien upon any of its property; provided that no Amylin Party shall be required to pay any such tax, assessment, charge, levy, claim or debt for which it has obtained a bond or insurance, or for which it has established a reserve, if the payment thereof is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

6.4     Collateral and Guarantee Matters. Notify Lilly promptly (and in any event within fifteen (15) days) if any Affiliate that is not currently an Amylin Party has ownership of or title to any Collateral and, within fifteen (15) days after the delivery of such notice, cause any such Affiliate to execute and deliver (a) the Guarantee Agreement or a joinder thereto in form and substance reasonably satisfactory to Lilly, and (b) the Security Agreement or a joinder thereto in form and substance reasonably satisfactory to Lilly; provided, however, that in the case of any Affiliate that is a foreign corporation that has ownership of or title to any Collateral, such Affiliate shall not execute and deliver the documents described in clauses (a) and (b) above, but rather, Amylin shall pledge to Lilly sixty-five percent (65%) of the total combined voting stock of such Affiliate on terms reasonably acceptable to Lilly.

ARTICLE VII

EVENTS OF DEFAULT

7.1     Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an “Event of Default” hereunder:

(a)     Failure to Pay.

(i)     Amylin shall fail to pay (x) any Mandatory Payments as and when due under the Settlement and Termination Agreement, and such failure shall not have been cured within ten (10) Business Days after written notice thereof is provided by Lilly to Amylin, or (y) any other Obligations due to Lilly under this Note, as and when due pursuant to the terms hereof, and such failure shall not have been cured within thirty (30) days after written notice thereof is provided by Lilly to Amylin.

(ii)     Amylin shall fail to pay any outstanding Obligations on the Maturity Date.

(b)     Insolvency; Bankruptcy. If (i) any Amylin Party becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for itself, or a substantial part of its property, or makes a general assignment for the benefit of creditors; (ii) any Amylin Party files a voluntary petition in bankruptcy or a trustee, receiver, liquidator, conservator or other custodian is appointed for Amylin or for a substantial part of its property; (iii) any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Amylin Party, and the same is consented to or acquiesced by any Amylin Party, or otherwise remains undismissed for sixty (60) days; or (iv) any warrant of attachment is issued against any substantial part of the property of any Amylin Party which is not released within thirty (30) days of service thereof.

(c)     Representations and Warranties. Any representation or warranty made by any Amylin Party in Section 4.2 or Section 4.7 shall fail to be true and correct in any material respect when made.

(d)     Breach of Assignment Provisions. (i) Any assignment or other transfer made by any Amylin Party in breach of Section 10.5 of this Note, Section 10.5 of the

Security Agreement or Section 13.16 of the Settlement and Termination Agreement or (ii) in connection with any Transfer Trigger Event, any breach by Amylin of Section 13.17 of the Settlement and Termination Agreement.

ARTICLE VIII

LILLY’S RIGHTS AND REMEDIES

8.1     Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lilly may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Amylin:

(a)     Declare all Obligations immediately due and payable (provided, that upon the occurrence of an Event of Default described in Sections 7.1(b) all Obligations shall become immediately due and payable without any action by Lilly); and

(b)     Take any permitted actions pursuant to and in accordance with the Security Documents in connection with the occurrence and continuation of an Event of Default.

8.2     Waiver of Defaults. No Event of Default shall be waived by Lilly except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Lilly, and such waiver shall be effective only for the specific times and purposes given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Lilly’s rights. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Lilly in enforcing any of Lilly’s rights or remedies hereunder or under any of the other Note Documents shall constitute a waiver of any of its rights or remedies.

8.3     Remedies Cumulative. Except as expressly provided herein or in the other Note Documents, Lilly’s rights and remedies under this Note, the Note Documents, and all other agreements shall be cumulative. Except to the extent set forth in Section 10.8, Lilly shall have all other rights and remedies not expressly set forth herein as provided under applicable law, or in equity. No exercise by Lilly of one right or remedy shall be deemed an election. No waiver by Lilly of any Event of Default on Amylin’s part shall be deemed a continuing waiver. No delay by Lilly shall constitute a waiver, election, or acquiescence by it. No waiver by Lilly shall be effective unless made in a written document signed on behalf of Lilly and then shall be effective only in the specific instance and for the specific purpose for which it was given.

8.4     Waiver. Amylin waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lilly on which Amylin may in any way be liable.

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

10.1     Entire Agreement; Amendment. This Note and the other Note Documents are being executed and delivered in connection with the execution and delivery of the Settlement and Termination Agreement. This Note and the other Note Documents set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Note shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Note, and each of the other Note Documents, shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Note to the substantive law of another jurisdiction.

(b)     Notwithstanding Section 13.12 (Dispute Resolution) of the Settlement and Termination Agreement, all actions, claims, suits or proceedings (“Actions”) arising out of or relating to this Note or any other Note Document shall be heard and determined exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and any appellate court from any thereof; provided, that any Action with respect to Amylin’s compliance with the provisions set forth in Section 2.2 hereof shall be heard and determined in accordance with the provision set forth in Section 13.12 of the Settlement and Termination Agreement. Consistent with (and subject to the proviso set forth in) the preceding sentence, the Parties hereby (i) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Note or any such Note Document brought by either Party and (ii) irrevocably waive, to the fullest extent permitted by applicable law, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Party agrees that notice or the service of process in any Action arising out of or relating to this Note or any such Note Document shall be properly served or delivered if delivered in the manner provided for notices by Section 10.4 of this Note.

(c)     EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

10.3     Certain Provisions of Settlement and Termination Agreement. The following provisions of the Settlement and Termination Agreement shall be incorporated by reference herein, mutatis mutandis, as if set forth at length in this Note: Section 13.15 (No Strict Construction), Section 13.18 (Counterparts), Section 13.20 (Severability), Section 13.21 (Ambiguities) and Section 13.22 (Headings).

10.4     Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

If to Amylin, to:

Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: Chairman and Chief Executive Officer

with a copy to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Nancy Lieberman

if to Lilly, to:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel

with a copy to:	Covington & Burling LLP
1201 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: John A. Hurvitz

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

10.5     Assignment. This Note and the other Note Documents and the rights and obligations of the Parties hereunder and thereunder will inure to the benefit and be binding upon each Party, its successors and permitted assigns. No Amylin Party may assign or otherwise transfer this Note or any other Note Documents to which such Amylin Party is a party or any right or obligation hereunder or thereunder without the prior written consent of Lilly (such consent not to be unreasonably conditioned, withheld or delayed), provided that any Transfer Trigger Event shall be subject to the terms of, and consummated in compliance with, the provisions set forth in Section 13.16 and Section 13.17 of the Settlement and Termination Agreement. Lilly may not assign or otherwise transfer this Note or any other Note Document or any right or obligation hereunder or thereunder without the prior written consent of Amylin (such consent not to be unreasonably conditioned, withheld or delayed); provided, that Lilly may, without any Amylin Party’s consent, assign or otherwise transfer this Note and the other Note Documents and its rights and obligations hereunder and thereunder (a) to an Affiliate of Lilly; (b) in connection with the transfer or sale of all or substantially all of Lilly’s assets, or in the event of Lilly’s merger or consolidation or change in control or similar transaction; or (c) in connection with a Monetization by Lilly. Notwithstanding the foregoing, no assignment or transfer of this Note may be made in violation of the restrictive legend set forth on the face of this Note. Any attempted assignment not in accordance with this Section 10.5 will be void.

10.6     No Waiver. Any delay in enforcing a Party’s rights under this Note or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Note, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights and remedies existing under this Note and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.7     Surrender of Note. Promptly following the irrevocable payment in full of the Obligations or termination of this Note in accordance with its terms, as applicable, Lilly shall surrender this Note marked “Cancelled or Paid in Full.”

10.8     Remedies for Other Defaults; Limited Recourse. Notwithstanding anything to the contrary contained in this Note or any other Note Document, the parties hereto agree that:

(a)     Lilly shall be permitted to exercise rights and remedies against any Amylin Party or any Grantor for such Person’s failure to perform or observe any covenant or agreement under this Note or any other Note Document or for any inaccuracy of any representation or warranty made by such Person under this Note or under any other Note Document if and only if an Other Default or Event of Default has occurred and is continuing.

(b)     Upon the occurrence and during the continuance of an Other Default, Lilly shall have all rights and remedies provided under applicable law or in equity.

(c)     No Amylin Party or Grantor shall be liable under this Note, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements for any indirect, incidental, consequential, special or punitive damages (including, without limitation, damages for loss of profits or loss of business opportunities) arising out of this Note, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements, in each case whether or not caused by or resulting from the activities of such Person, the occurrence of any Event of Default, the occurrence of any Other Default or any other breach of, default by or other failure of such Person under this Note, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements and, in any such case, regardless of whether such Person has been advised of the possibility of any such damage.

(d)     Upon the breach of, default by or other failure of any Amylin Party or any Grantor under this Note or any other Note Document, other than upon the occurrence or existence of, and during the continuation of, an Event of Default, Lilly shall have no right to exercise remedies pursuant to the Security Agreement (for clarity, upon an Other Default, Lilly shall have the rights set forth in Section 10.8(b) above).

(e)     The sole recourse of Lilly in respect of the Secured Obligations hereunder or under any other Note Document shall be to the Collateral under the Security Documents, and Lilly agrees that it shall not seek to enforce any monetary judgment with respect to the Secured Obligations hereunder or under any other Note Document other than against the Collateral; provided that, notwithstanding the foregoing: (i) Lilly shall have the rights described in Section 10.8(b) with respect to any Other Default; and (ii) Lilly shall not be limited in seeking recourse against any Amylin Party, or any Amylin Party’s assets (whether pledged pursuant to the Security Agreement or otherwise) for any breach by Amylin of the Settlement and Termination Agreement or with respect to any indemnification obligations or other amounts owing by any Amylin Party thereunder, including, without limitation, pursuant to the provisions of Article IV thereof (even if such obligations are referenced as Mandatory Payments herein).

(f) Lilly shall be permitted to declare all Obligations immediately due and payable if and only if an Event of Default has occurred and is continuing at the time of such declaration.

10.9 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Note. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Note, the terms and conditions of this Note shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, Amylin has caused this Note to be issued as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Daniel M. Bradbury
Name: Daniel M. Bradbury
Title: President and CEO

AGREED AND ACKNOWLEDGED:

ELI LILLY AND COMPANY

By:	/s/ Enrique Conterno
Name: Enrique A. Conterno
Title: Senior VP and President – Lilly Diabetes

[CORPORATE SEAL]

EXECUTION VERSION

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

(See Attached.)

EXECUTION VERSION

SUBSIDIARY GUARANTEE AGREEMENT

THIS SUBSIDIARY GUARANTEE AGREEMENT (this “Agreement”) is made as of this 7th day of November, 2011 (the “Effective Date”), by Amylin Ohio LLC, a Delaware limited liability company (“Amylin Ohio”), and each of the other parties hereto as an Additional Guarantor (as herein defined) (collectively with Amylin Ohio, the “Subsidiary Guarantors”), in favor of Eli Lilly and Company, an Indiana corporation (“Lilly”). Each of the Subsidiary Guarantors and Lilly are sometimes referred to herein as a “Party” and collectively as the “Parties”. “Amylin Parties” has the meaning set forth in the Note, and for clarity, each Subsidiary Guarantor shall be an “Amylin Party” under the Note Documents.

RECITALS

WHEREAS, reference is made to the Secured Promissory Note, dated as of the Effective Date, given by Amylin Pharmaceuticals, Inc., a Delaware corporation (“Amylin”), in favor of Lilly in the initial principal amount of $1,200,000,000 (as it may be amended, modified, supplemented or restated from time to time, the “Note”; capitalized terms used in this Agreement and not otherwise defined in this Agreement, shall have the meanings set forth in the Note);

WHEREAS, the Subsidiary Guarantors have agreed to execute this Agreement in the form hereof pursuant to the terms of the Note; and

WHEREAS, each of the Subsidiary Guarantors is a direct or indirect wholly-owned Subsidiary of Amylin and acknowledges that it has derived substantial benefit from the Note.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

Section 1. Guaranty. Each Subsidiary Guarantor guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Guaranteed Obligations”, and the guarantee referred to in the preceding clause being collectively referred to as the “Guarantee”). Each Subsidiary Guarantor agrees to comply with all covenants, agreements and obligations of the Amylin Parties under or pursuant to the Note Documents applicable to such Subsidiary Guarantor. Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

Section 2. Obligations Not Waived. To the fullest extent permitted by applicable law and subject to Section 21, each Subsidiary Guarantor waives presentment to, demand of payment from and protest to Amylin or any other Subsidiary Guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment other than with respect to notice requirements in connection with any Event of Default or Other Default. To the fullest extent permitted by applicable law and subject to Section 21, the obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of Lilly to assert any claim or demand or to enforce or exercise any right or remedy against Amylin or any other Subsidiary Guarantor under the provisions of the Note Documents or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Note Document (other than this Agreement and the termination of the Note pursuant to its terms) or (c) the failure to perfect any security interest in, any of the security held by or on behalf of Lilly.

Section 3. [Reserved].

Section 4. [Reserved].

Section 5. Defenses Waived. Subject to Section 21, Lilly may, at its election, foreclose on any security held by it pursuant to the terms of the Security Agreement, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with Amylin or any Subsidiary Guarantor, without affecting or impairing in any way the liability of any other Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash or the Note has terminated pursuant to its terms. Pursuant to applicable law but subject to Section 21, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against Amylin or any other Subsidiary Guarantor or guarantor, as the case may be, or any security.

Section 6. Subordination. Upon payment by any Subsidiary Guarantor of any sums to Lilly under this Agreement, all rights of such Subsidiary Guarantor against Amylin arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations or the termination of the Note pursuant to its terms. If any amount shall erroneously be paid to any Subsidiary Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of Lilly and shall promptly be paid to Lilly to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Note Documents, subject to Section 21.

Section 7. Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of Amylin’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that Lilly will not have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.

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Section 8. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 6), Amylin agrees that (a) in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, Amylin shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Guarantor shall be sold to satisfy a claim of Lilly, Amylin shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 9.    Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to Section 6) that, in the event a payment shall be made by any other Subsidiary Guarantor under this Agreement or assets of any other Subsidiary Guarantor shall be sold to satisfy a claim of Lilly and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by Amylin as provided in Section 8, the Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on the Effective Date and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the Effective Date (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 20, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor). Subject to Section 6, any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this Section 9 shall be subrogated to the rights of such Claiming Subsidiary Guarantor under Section 8 to the extent of such payment.

Section 10. Further Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Section 8 and Section 9 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise arising in connection with this Agreement shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of Amylin or any Subsidiary Guarantor to make the payments required under applicable law shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder, subject to Section 21.

Section 11. Representations and Warranties. Amylin Ohio represents and warrants as to itself that all representations and warranties relating to it contained Article IV of the Note are true and correct in all material respects as of the Effective Date (and any Additional Guarantor shall be deemed to have provided such representations and warranties as of the date that it joins this Agreement pursuant to Section 20 hereof).

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Section 12. Termination; Release. The Guarantees made hereunder shall terminate upon the earlier of (i) indefeasible repayment in full of all Guaranteed Obligations or (ii) the termination of the Note. In connection with the foregoing, Lilly shall execute and deliver to each Subsidiary Guarantor or Subsidiary Guarantor’s designee, at such Subsidiary Guarantor’s expense, any documents or instruments which such Subsidiary Guarantor shall reasonably request from time to time to evidence such termination and release. If a Subsidiary Guarantor is no longer required to be a Subsidiary Guarantor pursuant to Section 6.4 of the Note, such Subsidiary Guarantor shall be released from its obligations under this Agreement without further action.

Section 13. No Waivers. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 14. Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto) and the other Note Documents are being executed and delivered in connection with the execution and delivery of the Settlement and Termination Agreement. This Agreement and the other Note Documents set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

Section 15. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) All actions, claims, suits or proceedings (“Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and any appellate court from any thereof. Consistent with the preceding sentence, the parties hereby (i) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party and (ii) irrevocably waive, to the fullest extent permitted by applicable law, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner provided for notices by Section 17 of this Agreement.

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(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

Section 16. Certain Provisions of Settlement and Termination Agreement. The following provisions of the Settlement and Termination Agreement shall be incorporated by reference herein, mutatis mutandis, as if set forth at length in this Agreement: Section 13.15 (No Strict Construction), Section 13.18 (Counterparts), Section 13.20 (Severability), Section 13.21 (Ambiguities) and Section 13.22 (Headings).

Section 17. Notices. All notices hereunder shall be in writing and given in the manner provided in Section 10.4. All notices hereunder to any Subsidiary Guarantor shall be given to it at its address set forth on Schedule I attached hereto or to such other address as such Subsidiary Guarantor may have furnished to Lilly in writing in accordance herewith.

Section 18. Assignment. This Agreement and the rights and obligations of the Parties will inure to the benefit and be binding upon each Party and its successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder except in accordance with Section 10.5 of the Note. Any attempted assignment not in accordance with this Section 18 will be void.

Section 19. [Reserved].

Section 20. Additional Subsidiaries. From time to time subsequent to the date hereof, additional Persons may (and shall, as and to the extent required under the Note) become parties hereto as additional Subsidiary Guarantors (each, an “Additional Guarantor”), by executing an instrument substantially in the form of Annex 1. Upon execution and delivery after the Effective Date by Lilly and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

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Section 21. Remedies for Other Defaults; Limited Recourse. Notwithstanding anything to the contrary in this Agreement or any other Note Document, the Parties hereto agree that:

(a)     Lilly shall be permitted to exercise rights and remedies against any Amylin Party or any Grantor for such Person’s failure to perform or observe any covenant or agreement under this Agreement or any other Note Document or for any inaccuracy of any representation or warranty made by such Person under this Agreement or under any other Note Document if and only if an Other Default or Event of Default has occurred and is continuing.

(b)     Upon the occurrence and during the continuance of an Other Default, Lilly shall have all rights and remedies provided under applicable law or in equity.

(c)     No Amylin Party or Grantor shall be liable under this Agreement, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements for any indirect, incidental, consequential, special or punitive damages (including, without limitation, damages for loss of profits or loss of business opportunities) arising out of this Agreement, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements, in each case whether or not caused by or resulting from the activities of such Person, the occurrence of any Event of Default, the occurrence of any Other Default or any other breach of, default by or other failure of such Person under this Agreement, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements and, in any such case, regardless of whether such Person has been advised of the possibility of any such damage.

(d)     Upon the breach of, default by or other failure of any Amylin Party or any Grantor under this Agreement or any other Note Document, other than upon the occurrence or existence of, and during the continuation of, an Event of Default, Lilly shall have no right to exercise remedies pursuant to the Security Agreement (for clarity, upon an Other Default, Lilly shall have the rights set forth in Section 21(b) above).

(e)     The sole recourse of Lilly in respect of the Guaranteed Obligations hereunder or under any other Note Document shall be to the Collateral under the Security Documents, and Lilly agrees that it shall not seek to enforce any monetary judgment with respect to the Guaranteed Obligations hereunder or under any other Note Document other than against the Collateral; provided that, notwithstanding the foregoing: (i) Lilly shall have the rights described in Section 21(b) with respect to any Other Default; and (ii) Lilly shall not be limited in seeking recourse against any Amylin Party, or any Amylin Party’s assets for any breach by Amylin of the Settlement and Termination Agreement or with respect to any indemnification obligations or other amounts owing by any Amylin Party thereunder, including, without limitation, pursuant to the provisions of Article IV thereof (even if such obligations are referenced as Mandatory Payments in the Note Documents).

(f)     Lilly shall be permitted to declare all Obligations immediately due and payable if and only if an Event of Default has occurred and is continuing at the time of such declaration.

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Section 22. Savings Clause.

(a) It is the intent of each Subsidiary Guarantor and Lilly that each Subsidiary Guarantor’s maximum obligations hereunder shall be, but not in excess of:

(i)     in a case or proceeding commenced by or against any Subsidiary Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor owed to Lilly) to be avoidable or unenforceable against such Subsidiary Guarantor under (x) Section 548 of the Bankruptcy Code or (y) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)     in a case or proceeding commenced by or against any Subsidiary Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly) to be avoidable or unenforceable against such Subsidiary Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)     in a case or proceeding commenced by or against any Subsidiary Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly) to be avoidable or unenforceable against such Subsidiary Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

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(b)     The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly) shall be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions.” To the extent set forth in Section 22(a) (i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Subsidiary Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations (to the extent applicable under the Avoidance Provisions), or if the Guaranteed Obligations would render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature (to the extent applicable under the Avoidance Provisions), in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Subsidiary Guarantor, the maximum Guaranteed Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c)     This Section 22 is intended solely to preserve the rights of Lilly hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Subsidiary Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Subsidiary Guarantors nor any other person shall have any right or claim under this Section 22 as against Lilly that would not otherwise be available to such person under the Avoidance Provisions.

Section 23. Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMYLIN OHIO LLC

By:
Name:
Title:

ELI LILLY AND COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTEE AGREEMENT]

SCHEDULE I TO THE

SUBSIDIARY GUARANTEE AGREEMENT

ADDRESSES FOR NOTICES:

If to Amylin Ohio, to:
Amylin Ohio LLC
c/o Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: Chairman and Chief Executive Officer

with a copy to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Nancy Lieberman

if to Lilly, to:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel

with a copy to:	Covington & Burling LLP
1201 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: John A. Hurvitz

ANNEX 1 TO THE

SUBSIDIARY GUARANTEE AGREEMENT

SUPPLEMENT NO. [    ] dated as of [                    ] (this “Supplement”), to the Subsidiary Guarantee Agreement (as amended, modified, supplemented or restated from time to time, the “Guarantee Agreement”) dated as of November 7, 2011 (the “Effective Date”) executed by Amylin Ohio LLC, a Delaware corporation, in favor of Eli Lilly and Company, an Indiana corporation (“Lilly”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee Agreement.

RECITALS

WHEREAS, reference is made to the Secured Promissory Note, dated as of the Effective Date, given by Amylin in favor of Lilly in the initial principal amount of $1,200,000,000 (as it may be amended, modified, supplemented or restated from time to time, the “Note”);

WHEREAS, as a condition to the effectiveness of the Note, Amylin Ohio LLC executed the Guarantee Agreement; and

WHEREAS, the undersigned Subsidiary of Amylin is a direct or indirect wholly-owned Subsidiary of Amylin and acknowledges that it has derived substantial benefit from the Note.

WHEREAS, FROM time to time subsequent to the Effective Date, additional Persons may be required pursuant to Section 6.4 of the Note to become parties to the Guarantee Agreement as additional Subsidiary Guarantors, and the undersigned Subsidiary of Amylin (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with such requirements of the Note and the Guarantee Agreement to become a Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

Section 1. In accordance with Section 6.4 of the Note and Section 20 of the Guarantee Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor, and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement and the other Note Documents (as such term is defined in the Guarantee Agreement) applicable to it as Subsidiary Guarantor and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor under the Guarantee Agreement and the other Note Documents are true and correct in all material respects on and as of the date hereof. Each reference to a Subsidiary Guarantor in the Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary Guarantor represents and warrants to Lilly that this Supplement has been duly authorized, executed and delivered by it and assuming due authorization, execution and delivery by Lilly, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting enforcement of creditors’ rights generally and by general principles of equity.

Section 3. This Supplement shall become effective as to the New Subsidiary Guarantor when a counterpart hereof executed on behalf of the New Subsidiary Guarantor shall have been delivered to Lilly, and a counterpart hereof shall have been executed on behalf of Lilly. This Supplement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

Section 5. This Supplement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 6. In case any provision of this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7. All notices hereunder shall be in writing and given in the manner provided in Section 17 of the Guarantee Agreement. All notices hereunder to the New Subsidiary Guarantor shall be given to it at its address set forth under its signature below, with a copy to Amylin.

1.

[Signature pages follow]

[NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ELI LILLY AND COMPANY

By:
Name:
Title: